Exhibit 99.1

FOR IMMEDIATE RELEASE

Timberline appoints Patrick Highsmith as

President, CEO, and Director

Coeur d’Alene, Idaho – October 8, 2020 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce that Mr. Patrick Highsmith has joined the Company as President and Chief Executive Officer. The appointment follows the recently completed US$3.7M financing led by Crescat Capital, along with the support of 3 additional precious metals investment funds, and the recent appointment of Dr. Quinton Hennigh to the Company’s Board of Directors.

Mr. Highsmith has more than 30 years of international experience including operational, exploration and business development roles with major companies such as Newmont Mining, BHP, Rio Tinto, and Fortescue Metals Group. He also has co-founded, and/or acted as a director or senior executive in several junior companies. His junior company pedigree includes Canadian listed companies such as: Lithium One, Bellhaven Copper & Gold, Pure Energy Minerals, Idaho Champion Gold Mines, and FireFox Gold, for whom he is co-founder and chairman of the board. Mr. Highsmith has been involved with several significant discoveries and helped add value to those projects through various stages of economic advancement, partnerships, joint ventures, or sales. He has a long history with Dr. Hennigh, Chairman Leigh Freeman, as well as the current CEO, Steven Osterberg. Patrick holds degrees in Geological Engineering and Economic Geology (Geochemistry) from the Colorado School of Mines. He has specialized technical expertise in gold, copper, and lithium exploration.

Steven Osterberg will continue with the Company as Vice President Exploration and Director. This transition enables Dr. Osterberg to focus more of his time leading the Company’s technical work at its flagship Eureka gold project as well as its other Nevada gold projects, Seven Troughs and Paiute. Dr. Osterberg is currently overseeing Timberline’s recently commenced reverse circulation and diamond drill program at Eureka.

Timberline’s Chairman Leigh Freeman commented on Patrick joining the team, “Our unique board and technical team bring together ore finders with deep Nevada experience as well as savvy market players and strategists. We believe Patrick is the right executive at the right time for Timberline as he will emphasize execution on the ground while helping to inform the market about our projects and their extraordinary potential.”

Mr. Highsmith added his comments on his new role at Timberline, “I am thrilled to be part of the Timberline team. The infusion of capital from quality institutional investors and new ideas from Quinton will enable us to focus on applying our skills and capital to realizing the district-scale potential of the Eureka gold project. I’m excited to say that has already started, as Steve and the team have moved quickly to get the drills turning, just what shareholders have been anxious to see.”

In association with these changes to the team, Timberline has issued 1,000,000 stock options to officers and directors of the Company at a price of $0.25 per share in accordance with the Company’s stock option plan.

These options will vest 25% upon granting and 25% on each of the next three anniversaries or under such other conditions that are consistent with the stock option plan and approved by the board of directors.

About Timberline Resources:

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada. These include Lookout Mountain and Windfall, both in the Eureka project area. The Company is also operator of the Paiute joint venture project with Nevada Gold Mines in the Battle Mountain district. These properties all lie on the prolific Battle Mountain-Eureka gold trend. Timberline also controls the Seven Troughs Property in northern Nevada, which is one of the state’s highest-grade former gold producers. Timberline controls over 43 square miles (27,500 acres) of mineral rights in Nevada. Detailed maps and estimated resource information for the Eureka properties and NI 43-101 technical reports for the Paiute Project may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol “TLRS” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Forward-looking Statements: Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company's Form 10-Q for the quarter ended June 30, 2020. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Patrick Highsmith

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com